EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RLI Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-01637, 333-28625, 333-75251, 333-117714, 333-124450, 333-125354, and 333-166614) on Form S-8 of RLI Corp. of our reports dated February 28, 2012, except as to Note 1C and Schedules II, III, and VI, as to which the date is December 17, 2012, with respect to the consolidated balance sheets of RLI Corp. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of earnings and comprehensive earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules which reports appear in the RLI Corp. Current Report on Form 8-K filed December 17, 2012.

As discussed in Note 1C to the consolidated financial statements, the Company has changed its method of accounting for the costs associated with acquiring or renewing insurance contracts due to the retrospective adoption of Accounting Standards Update (ASU) 2010-26: Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.

/s/ KPMG LLP

Chicago, Illinois
December 17, 2012